For Immediate Release:
April 11, 2011 @ 2:30 p.m.

Chemung Financial Completes Acquisition
of Albany Bank

Officials of Chemung Financial Corporation (“Chemung”), the holding company of Chemung Canal Trust Company today announced that the merger with Fort Orange Financial Corp., the holding company of Capital Bank, was completed on April 8, 2011 in a stock and cash transaction valued at $31.5 million, based upon Chemung’s closing stock price on that date.  Concurrent with this transaction, Capital Bank was merged with and into Chemung Canal Trust Company and this morning (April 11, 2011) all five Capital District branch offices opened as Capital Bank, a division of Chemung Canal Trust Company.

“The Capital Region is one of the most attractive markets in all of New York State,” said Ronald M. Bentley, President and Chief Executive Officer of Chemung Financial Corporation and Chemung Canal Trust Company.  “We are excited to extend our relationship style of community banking to the residents and businesses within this market,” Bentley added.

“Like Chemung Canal, Capital Bank has a strong tradition of providing quality customer service,” Bentley said.  “With an expanded menu of personal and business products and the introduction of our wealth management services, we will significantly enhance existing client relationships and expand the reach of the bank throughout the Capital District,” he added.

“The Capital Bank name is a strong, recognizable brand within the Albany market,” Bentley said, “so our new offices will maintain their current identity. Additionally, we are pleased that their customers will continue to do business with the same friendly, knowledgeable and professional staff of bankers.”

With the completion of the acquisition Chemung Financial becomes a $1.2 billion financial institution with 28 offices located in eight New York counties, as well as Bradford County in Pennsylvania.  The new Capital District branch locations are in Albany, Clifton Park, Latham and Slingerlands.
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Chemung Canal and Capital Bank clients can bank at any of the 28 offices, as well as 24 hours a day through the bank’s online web banking products.

Chemung Financial Corporation is headquartered in Elmira, New York and reported total assets of $1.0 billion as of December 31, 2010.  It was formed in 1985 as the holding company of Chemung Canal Trust Company, a full service community bank with full trust powers.  Chemung Canal Trust Company was established in 1833.

Sandler O’Neill & Partners, L.P. served as the financial advisor to Chemung Financial Corporation, and FinPro, Inc. served as the financial advisor for Fort Orange Financial Corp.  Hinman, Howard and Kattell, LLP served as outside legal counsel to Chemung Financial Corporation, while Hiscock & Barclay, LLP served as outside legal counsel to Fort Orange Financial Corp.

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This press release may include forward-looking statements with respect to revenue sources, growth, market risk, corporate objectives and possible losses due to asset quality.  These statements constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Chemung Financial Corporation and Fort Orange Financial Corp. assume no duty, and specifically disclaim any obligation to update forward-looking statements, whether as a result of new information, future events or otherwise, and cautions that these statements are subject to risks and uncertainties that could cause actual operating results to differ materially.

Media notes:
Attached is a copy of Capital Bank’s new logo.

Contacts:
Ronald M. Bentley, President & CEO
Chemung Financial Corporation & Chemung Canal Trust Company
One Chemung Canal Plaza, PO Box 1522, Elmira, NY  14902
(607) 737-3900